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                                                                    EXHIBIT 99.1

[CYTRX CORPORATION LOGO]

FOR ADDITIONAL INFORMATION:

CytRx Corporation:
Ed Umali
Director of Communications
310/826-5648
eumali@cytrx.com

Investor Relations Group:
Gino De Jesus/John Nesbett
212/825-3210

         CYTRX AGREES TO $21.3 MILLION PRIVATE PLACEMENT OF COMMON STOCK

LOS ANGELES, CA - JANUARY 21, 2004 - CytRx Corporation (NASDAQ: CYTR) today announced that it had entered into a definitive agreement with institutional investors providing for a private placement of 17,334,494 shares of its common stock, with gross proceeds of approximately $21.3 million.

In connection with the sale of the common stock, the company also will issue warrants to purchase an additional 8,667,247 shares of common stock at an exercise price of $2.00 per share. CytRx has agreed to register all of the privately placed shares of common stock, together with the shares issuable upon exercise of the warrants, for resale.

Rodman & Renshaw served as the lead placement agent in the financing.

"The completion of this financing will allow CytRx to focus on our planned Phase II clinical trial for ALS in the second quarter of 2005, as well as to expand our small molecule, RNAi and DNA vaccine programs in obesity, type 2 diabetes and viral diseases" said Steven A. Kriegsman, CytRx's President and Chief Executive Officer.

ABOUT CYTRX CORPORATION

CytRx Corporation is a biopharmaceutical research and development company, based in Los Angeles with a subsidiary in Worcester, Massachusetts. The company is engaged in the development of products, primarily in the area of small molecules and ribonucleic acid

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interference (RNAi), in a variety of therapeutic categories. The company recently acquired 3 clinical stage compounds and a library of 500 small molecule drug candidates from Biorex Research & Development Company. The company has a broad-based strategic alliance with the University of Massachusetts Medical School to develop novel compounds in the areas of ALS, obesity, type 2 diabetes and CMV using RNAi technology. CytRx also licensed from UMMS the rights to a DNA-based HIV vaccine technology currently in a Phase I clinical trial. The company also has a research program with Massachusetts General Hospital, Harvard University's teaching hospital, to use RNAi technology to develop a drug for the treatment of ALS. For more information, visit CytRx's website at www.cytrx.com.

This press release may contain forward-looking statements within the meaning of
Section 21E of the Securities Exchange Act of 1934, as amended, that involve risks and uncertainties that could cause actual events or results to differ materially from the events or results described in the forward- looking statements, including risks or uncertainties related to the early stage of CytRx's diabetes, obesity, CMV and ALS research, the need for future clinical testing of any RNAi-based products and small molecules that may be developed by CytRx, uncertainties regarding the scope of the clinical testing that may be required by regulatory authorities for the products acquired from Biorex and other products and the outcomes of those tests, the significant time and expense that will be incurred in developing any of the potential commercial applications for CytRx's RNAi technology or small molecules, CytRx's need for additional capital to fund its ongoing working capital needs, including ongoing research and development expenses related to the drugs purchased from Biorex, risks relating to the enforceability of any patents covering CytRx's products and to the possible infringement of third party patents by those products, and the impact of third party reimbursement policies on the use of and pricing for CytRx's products. Additional uncertainties and risks are described in CytRx's most recently filed SEC documents, such as its most recent annual report on Form 10-K, all quarterly reports on Form 10-Q and any current reports on Form 8-K filed since the date of the last Form 10-K. All forward-looking statements are based upon information available to CytRx on the date the statements are first published. CytRx undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.